Deloitte
                                                                     & Touche













         INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Southern Company Annual Report (Form U-5S) to the Securities and Exchange Commission, filed pursuant to the Public Utility Holding Company Act of 1935, for the year ended December 31, 2002, of our reports dated February 17, 2003, appearing in the Annual Report (Form 10-K) to the Securities and Exchange Commission of Southern Company relating to the consolidated financial statements of Southern Company and to the financial statements of its subsidiaries (Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, Savannah Electric and Power Company, and Southern Power Company) for the year ended December 31, 2002.


           /s/  Deloitte & Touche LLP


         Atlanta, Georgia
         April 30, 2003